Exhibit 99.1

Expedia, Inc. Announces Name Change to Expedia Group, Inc. Expedia Group reflects global focus, strength of multi-brand travel portfolio

BELLEVUE, WA 26 March 2018: Expedia Group, Inc., formerly Expedia, Inc. (NASDAQ: EXPE) today announced that it changed its corporate name from “Expedia, Inc.” to “Expedia Group, Inc.” The stock will continue to trade on Nasdaq under the EXPE ticker symbol.

Experience the interactive Multichannel News Release here: https://www.multivu.com/players/English/8116251-introducing-expedia-group/

Expedia Group updated its corporate name and branding to better reflect its identity as a leading global technology company, at the center of one of the most socially and economically important industries in the world – travel. At the same time, the changes acknowledge the unique contribution of each individual Expedia Group brand and business to the success of the overall organization.

“We are excited to introduce the new Expedia Group name and identity to better reflect the global nature of our business, more clearly articulating who we have become and who we aspire to be,” noted Mark Okerstrom, Expedia Group, President and CEO. “With this clarity and focus, we can now get on with what we do best: bringing the world within reach for travelers and partners across the globe.”

Expedia Group (NASDAQ: EXPE) is one of world's largest travel platforms. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on a both local and global scale. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia® Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc., ALICE and Traveldoo®. For more information, visit www.expediagroup.com.

Trademarks and logos are the property of their respective owners. © 2018 Expedia, Inc. All rights reserved. CST: 2029030-50

Contact details:
Press@expedia.com